UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2026

StablecoinX Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43372	39-3052555
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6160 Warren Parkway, Suite 100
Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

(302) 803-6849

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	USDE	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	USDEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, prior to the closing (the “Closing”) of the business combination (the “Business Combination”) among StablecoinX Inc. (the “Company”), TLGY Acquisition Corporation (“TLGY”) and StablecoinX Assets Inc. on June 25, 2026, TLGY issued convertible promissory notes to TLGY Sponsors LLC (“TLGY Sponsors”), CPC Sponsor Opportunities I, LP (“CPCSO”) and CPC Sponsor Opportunities I (Parallel), LP (“CPCSO Parallel” and together with TLGY Sponsors and CPCSO, the “Former SPAC Sponsors”) in connection with working capital loans and time extension funding loans (collectively, the “Prior Notes”). Upon the Closing, the Company assumed the obligations under the Prior Notes. The aggregate original principal amount of the Prior Notes was approximately $6.9 million, consisting of approximately $2.9 million held by TLGY Sponsors, approximately $2.2 million held by CPCSO and approximately $1.8 million held by CPCSO Parallel.

On August 5, 2026, the Company and the Former SPAC Sponsors entered into a non-binding term sheet (the “Term Sheet”) that set forth the principal terms of a proposed restructuring of the Prior Notes. Following the execution of the Term Sheet, the Company and TLGY Sponsors negotiated the definitive terms and conditions of such restructuring. On August 21, 2026, the Company entered into a Note Consolidation and Restructuring Agreement (each, a “Restructuring Agreement”) with TLGY Sponsors and the other Former SPAC Sponsors reflecting the final terms, which were consistent with those set forth in the Term Sheet. Pursuant to the Restructuring Agreements, each of the Former SPAC Sponsors agreed to consolidate and restructure their Prior Notes as follows: (i) 5% of the original principal amount of the applicable Prior Notes would be paid in cash; (ii) 47.5% of the original principal amount of the applicable Prior Notes would be paid in warrants of the Company, at a price of $1.00 per warrant, each exercisable for one share of Class A common stock of the Company (the “Class A Shares”) at an exercise price of $11.50 per share (the “Tranche A Warrants”); and (iii) 47.5% of the original principal amount of the applicable Prior Notes would be paid in warrants of the Company, at a price of $0.75 per warrant, each exercisable for one Class A Share at an exercise price of $15.00 per share (the “Tranche B Warrants” and, together with the Tranche A Warrants, the “Warrants”).

The Warrants may be exercised starting 30 days after the date of issuance, with the Tranche A Warrants expiring on June 25, 2031 and the Tranche B Warrants expiring eight years after the date of issuance.

The Warrants will be treated as “Private Placement Warrants” under the Warrant Agreement, dated November 30, 2021, by and between TLGY and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), as assumed and amended by the Warrant Assignment, Assumption and Amendment Agreement, dated June 25, 2026, by and among the Company, TLGY and Continental (the “Existing Warrant Agreement”). While the Warrants are held by the Former SPAC Sponsors or their Permitted Transferees (as defined in the Warrant), the Warrants may be exercised on a cashless basis and are non-redeemable. The Warrants may not be transferred for thirty (30) days after issuance, except to Permitted Transferees. If transferred to a non-Permitted Transferee, the Warrants become subject to redemption and lose their cashless exercise rights. The holders of the Warrants have customary registration rights.

Pursuant to the Restructuring Agreements, each of the Former SPAC Sponsors waived all of their claims, rights and remedies with respect to the Prior Notes, including with respect to repayment thereunder. Upon satisfaction of the terms of each Restructuring Agreement, the Prior Notes held by the applicable Former SPAC Sponsor will be cancelled and deemed null and void.

The foregoing description of the Restructuring Agreements and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Form of Note Consolidation and Restructuring Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, the Form of Warrant, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K, and the Existing Warrant Agreement, a copy of which is attached as Exhibit 4.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Warrants is incorporated herein by reference. The Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as transactions not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Warrant.
4.2	Warrant Assignment, Assumption and Amendment Agreement, dated as of June 25, 2026, by and among StablecoinX Inc., TLGY Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent.
10.1	Form of Note Consolidation and Restructuring Agreement.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2026

StablecoinX Inc.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Financial Officer